UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

 CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 11, 2024

MALIBU BOATS, INC.
(Exact Name of Registrant as specified in its charter)
Commission file number: 001-36290

Delaware	5075 Kimberly Way,	Loudon,	Tennessee	37774	46-4024640
(State or other jurisdiction of incorporation or organization)	(Address of principal executive offices, including zip code)				(I.R.S. Employer Identification No.)

(865)	458-5478
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.01	MBUU	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 8.01 Other Events.
On April 10, 2024, fifteen dealerships operated under common control of Tommy’s Boats (“Tommy’s Boats”) filed a complaint against Malibu Boats, Inc. (the “Company”) and its subsidiary Malibu Boats, LLC (“Boats LLC” and together with the Company, “Malibu Boats”) in the United States District Court for the Eastern District of Tennessee (Case 3:24-cv-00166). The complaint alleges that Malibu Boats breached its obligations under dealership agreements with Tommy’s Boats, quantum meruit, unjust enrichment, promissory estoppel and intentional and negligent misrepresentations relating to the parties’ commercial relationship. Tommy’s Boats is seeking monetary damages. Malibu Boats intends to vigorously defend against claims alleged by Tommy’s Boats.

Sales to locations under common control of Tommy's Boats represented approximately 9.4%, 10.7% and 4.0% of the Company’s consolidated net sales for fiscal year 2022, fiscal year 2023 and the first six months of fiscal year 2024, respectively, including approximately 23.3% and 10.1% of consolidated sales in fiscal year 2023 and the first six months of fiscal year 2024, respectively, for the Company’s Malibu segment. The Company does not currently have dealership agreements in effect with Tommy’s Boats. The Company is actively engaged with its dealer network to mitigate any marketplace disruption and to provide a strong dealer partner in each of the Company’s markets served by Tommy’s Boats. Boats LLC has a repurchase agreement with M&T Bank, the floor financing lender to Tommy’s Boats, with respect to approximately $5.2 million of Malibu/Axis boats based on recent reporting by M&T Bank.

SIGNATURES
    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MALIBU BOATS, INC.

	By:	/s/ Bruce Beckman
Date: April 11, 2024		Bruce Beckman
Chief Financial Officer